Exhibit 99.1

Wound Management Technologies Reports Preliminary Financial Results for the Third Quarter of 2015

ADDISON, TX / ACCESSWIRE / October 7, 2015 / Wound Management Technologies, Inc. (OTCQB:WNDM), an emerging commercial stage company with its primary product, a patent-protected and FDA-cleared collagen product, CellerateRX(R), today announced preliminary financial and operating results for the third quarter and nine months ended September 30, 2015.

Quarter Ended September 30, 2015

Revenues were $905,253 for the three months ended September 30, 2015, and $679,122 for the same period in 2014, an increase of approximately $226,131, or 33%, attributable to increases in the surgical product line coupled with strong efforts of developing the sales group.

Nine Months Ended September 30, 2015

Revenues were $2.687 million for the nine months ended September 30, 2015, and $1.906 million for the same period in 2014, an increase of $781,000, or 41%, primarily attributable to the development and implementation of deploying a focused sales effort.

The Company plans a full release of its results for the three and nine months ended September 30, 2015 on or about the end of the first week of November 2015.

Management's Comments

Mr. Robert Lutz, Jr., CEO commented "We are pleased with the positive results of strategically developing and implementing our sales plan.  This is reflected in our increased revenue growth as compared to quarter vs. quarter of current to prior year. Additionally, we continue to build an unprecedented number of new account prospects in our sales pipeline."

About Wound Management Technologies

Wound Management Technologies, Inc. is an emerging commercial stage company with its primary products in the $5B worldwide advanced wound care market. Wound Management's primary focus is the distribution of its Wound Care Innovations subsidiary's unique, patented collagen product line, CellerateRX(R) which is FDA-cleared for all wound types except 3rd degree burns. The wound care product line is reimbursable under Medicare Part B and the surgical products are reimbursable as part of procedural billing. Wound Management has other advanced biotech products in development including a patented resorbable bone hemostat line that is in late stages of development. For more information visit www.wmgtech.com.
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Information about Forward-Looking Statements

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

Investor Contacts:

Investor Relations
972.218.0935
info@wmgtech.com

SOURCE: Wound Management Technologies, Inc.